Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Teladoc, Inc. filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 5, 2015, with respect to the consolidated financial statements of Stat Health Services Inc. included in Amendment No. 4 to the Registration Statement (Form S-1) and related Prospectus of Teladoc, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado

June 30, 2015